SUBSIDIARIES OF ORTHOLOGIC CORP.



                                                            Name Under Which
Name                   Jurisdiction of Incorporation    Subsidiary Does Business
----                   -----------------------------    ------------------------

Sutter Corporation              California                Sutter Corporation

OrthoLogic Canada Ltd.          Canada                   OrthoLogic Canada Ltd.